Exhibit 4.4

(Face of Note)

          THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(c) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

CUSIP NO. 69331C AC 2

ISIN ________________

No.	$

6-7/8% Senior Secured Notes Due 2008

          PG&E Corporation, a California corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of                    Dollars ($                   ) on July 15, 2008.

Interest Payment Dates:	January 15 and July 15
Record Dates:	January 1 and July 1

          Additional provisions of this Note are set forth on the other side of this Note.

Dated:

PG&E CORPORATION
By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
     AUTHENTICATION

J. P. MORGAN TRUST COMPANY,
      NATIONAL ASSOCIATION

    as Trustee, certifies that this
        is one of the Notes referred
        to in the Indenture.

By:
        Authorized Signatory

(Reverse Side of Note)

6-7/8% Senior Secured Note due 2008

          Capitalized terms used herein will have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. INTEREST. PG&E Corporation, a California corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6-7/8% per annum from [insert the date of the last payment of interest on the 6 7/8% Senior Secured Note due 2008 for which this Note was exchanged] until maturity. The Company will pay interest semi-annually on January 15 and July 15 of each year, commencing [July 15, 2004 — date assumes this Note is issued on or prior to July 1, 2004], or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), with the same force and effect as if made on the date for such payment. The Company will make each interest payment to the holder of record of this Note on the immediately preceding January 1 and July 1. Interest on this Note will accrue from the most recent date to which interest has been paid; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is the then applicable interest rate on this Note to the extent lawful; it will pay interest (including post-petition interest in any proceeding under Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2. METHOD OF PAYMENT. The Company will pay interest on this Note (except defaulted interest) to the Person who is the registered Holder of this Note at the close of business on the January 1 and July 1 (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. This Note will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within The City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holder at its address set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Notes and all other Notes the Holders of which have provided wire transfer instructions to the Company or the Paying Agent if such Holders are registered Holders of at least $250,000 in principal amount of the Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. PAYING AGENT AND REGISTRAR. Initially, J. P. Morgan Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. INDENTURE. The Company issued this Note under an Indenture dated as of July 2, 2003 (“Indenture”) between the Company and the Trustee. The terms of this Note includes those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). This Note is subject to all such terms, and the Holder is referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

     5. OPTIONAL REDEMPTION.

          (a) Except as set forth in clause (b) and (c) of this paragraph 5, this Note is not redeemable at the Company’s option prior to July 15, 2006. Thereafter, the Company may redeem all or a part of this Note upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15th of the years indicated below:

Year	Percentage
2006	103.438%
2007	101.719%

          (b) Notwithstanding the foregoing, at any time prior to July 15, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest thereon, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that any such redemption occurs within 120 days of the date of the closing of such Equity Offering.

          (c) At any time and from time to time prior to July 15, 2006, the Company may, at its option, redeem all or a portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the redemption date.

     6. MANDATORY REDEMPTION. Except as set forth in paragraph 7 below, the Company will not be required to make mandatory redemption payments with respect to this Note.

     7. REPURCHASE AT OPTION OF HOLDER.

          (a) If there is a Change of Control, Spin-Off or Reorganization Event, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of the purchase (the “Change of Control Payment”). Within 30 days following any Change of Control or no sooner than 60 days prior to and no later than 30 days following a Spin-Off or Reorganization Event, as the case may be, the Company will mail a notice to each

Holder describing the transaction or transactions that constitute the Change of Control, Spin-Off or Reorganization Event, as the case may be, and offering to repurchase Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

          (b) If the Net Proceeds of any Asset Sales consummated by the Company or a Restricted Subsidiary are not applied or invested as provided in Section 4.10(b) of the Indenture, such Net Proceeds will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Company will commence an offer to all Holders of Notes and all holders of other secured Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture, to purchase the maximum principal amount of Notes (in integral multiples of $1,000) and such other secured pari passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of Notes and other secured pari passu Indebtedness to be purchased or the lesser amount required under agreements governing such other secured pari passu Indebtedness, plus accrued and unpaid interest to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other secured pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other secured pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

     8. NOTICE OF REDEMPTION. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

     9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     10. PERSONS DEEMED OWNERS. The registered Holder of this Note may be treated as its owner for all purposes.

     11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Pledge Agreements or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Pledge Agreements or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets in accordance with the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture or the Pledge Agreements of any such Holder, to provide for the issuance of Additional Notes in accordance with the terms of the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, or to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the procedures set forth in the Indenture.

     12. DEFAULTS AND REMEDIES. An “Event of Default” occurs if: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the covenants contained in Sections 4.10, 4.15 or 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other covenants or agreements of the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) (a) except as permitted by the Pledge Agreements, any amendments thereto and the provisions of the Indenture or other than as a result of a Reorganization Event, either of the Pledge Agreements ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created in the Collateral in favor of the Holders for 60 days after notice, (b) the Company challenges the Lien on the Collateral under the Pledge Agreements prior to the time that the Collateral is to be released to the Company or (c) the Company asserts that either of the Pledge Agreements is invalid and unenforceable, other than in accordance with its terms; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

          If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes.

          The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree or if all existing Events of Default have been cured or waived.

     13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or shareholder of the Company or any director, officer, employee or incorporator of any Subsidiary of the Company, as such, will not have any liability for any obligations of the Company under the Notes, the Indenture, the Pledge Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gifts to Minors Act).

     17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     18. GOVERNING LAW. This Note will be governed by, and construed in accordance with, the laws of the State of New York.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

PG&E Corporation
One Market, Spear Tower, Suite 2400
San Francisco, California 94105
Attention: Chief Counsel – Corporate (Fax: (415) 817-8225)

ASSIGNMENT FORM

          To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

Option of Holder to Elect Purchase

     If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

     ☐ Section 4.10                                ☐ Section 4.15

     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

Signature Guarantee.

Schedule of Exchanges of Interests in the Global Note

     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount of
			this Global Note	Signature of
	Amount of Decrease	Amount of Increase	following such	Authorized Officer
	in Principal Amount	in Principal Amount	Decrease	of Trustee or Note
Date of Exchange	of this Global Note	of this Global Note	(or Increase)	Custodian